Exhibit 99.1
WILLIAMS COAL SEAM GAS ROYALTY TRUST
PRESS RELEASE
Williams Coal Seam Gas Royalty Trust Announces Quarterly Cash Distribution
and 2009 Reserve Quantities
          DALLAS, TEXAS, May 5, 2009 — U.S. Trust, as trustee of Williams Coal Seam Gas Royalty Trust (NYSE: WTU), today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.065169 per unit, payable May 29, 2009 to unitholders of record on May 15, 2009.
          The Trust owns net profits interests in certain proved coal seam gas properties owned by Williams Production Company (WPC) and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”). The distribution per unit decreased from $0.113811 to $0.065169 primarily due to lower natural gas prices. WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 3.9 trillion British thermal units (TBtu) during the period associated with this quarterly cash distribution compared to 4.3 TBtu during the preceding period. When prior period adjustments are excluded, production in the current quarter was 4.0 TBtu compared to 4.4 TBtu in the preceding quarter. The net contract price per MMBtu for this quarter was $1.69 per MMBtu as compared to $1.88 per MMBtu for previous quarter. WPC also reported approximately 447 infill wells have been drilled and of those, 436 wells are producing as of 3/31/2009, and are now in “pay” status to the Trust as of early June 2008. Production attributable to the infill wells was 1.4 TBtu compared to 1.6 TBtu in the previous quarter. In accordance with the original conveyance, the Trust is entitled to only 20% of the net-profit interests from these wells as opposed to the 60% of the original producing wells. These wells contributed approximately $.0062 to this quarter’s distribution compared to $.020146 per unit in the preceding quarter.
          Williams Coal Seam Gas Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust. The estimated net proved reserves, as of January 1, 2009, attributable to the Trust from the properties appraised are approximately 12.7 billion cubic feet of gas with a future net value of approximately $28,405,000 with a 10% discounted value of $19,065,000.
          This report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 13, 2009 and is available to all unitholders at this time on both the SEC website and the Trust website.
          With respect to the Trust termination provisions as outlined in the Trust Agreement, the net present value of the estimated future net revenues computed in accordance with the Trust Agreement, using an average 2008 index price of $7.21, by the independent petroleum engineers as of December 31, 2008 was approximately $65 million. While the results of this computation will not trigger an early termination of the Trust as of December 31, 2008, future computations are subject to the numerous uncertainties in estimating the future net revenues. The negative commodity price outlook for 2009 has to date negatively impacted actual index prices used in the Trust’s termination calculation, which could impact the December 31, 2009 termination evaluation and trigger termination of the Trust in accordance with the provisions of the Trust Agreement. Should the Trust’s computed net present value fall below the $30 million stipulated threshold as of December 31, 2009, the Trust will terminate effective March 1, 2010.
          Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) will serve as the new transfer agent and registrar for Williams Coal Seam Gas Royalty Trust. Beginning June 1st, unitholders with registered accounts can contact AST with questions relating to transfers of ownership and instruction, change of addresses, direct deposit of distribution checks, and any other account related questions. The dedicated toll free number to call AST will be 1-866-210-8061.
          The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.
          For additional information on Williams Coal Seam Gas Royalty Trust, including the latest financial reports, please visit our website at http://www.wtu-williamscoalseamgastrust.com/.
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CONTACT:
     Ron E. Hooper, Senior Vice President
     U.S. Trust, Bank of America Private Wealth Managment, Trustee
     1.800.365.6544